Exhibit 99

HCP ANNOUNCES RETIREMENT OF DIRECTOR

LONG BEACH, CA — February 15, 2011 — HCP, Inc. (NYSE: HCP) today announced that Harold M. Messmer, Jr., a Director of HCP, has advised the Board of Directors that he intends to retire from the Board and not seek re-election when his term expires at HCP’s upcoming 2011 Annual Meeting of Stockholders.

“Max has been a dedicated member of HCP’s Board of Directors since the Company’s IPO over 25 years ago,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “His leadership and expertise have contributed to HCP’s successful growth.  On behalf of our Board of Directors and HCP, I want to thank Max for his faithful dedication and service to the Company.”

Mr. Messmer said, “I have been fortunate for the opportunity to have served on such a distinguished Board for a great company since its public inception.  I personally want to thank Jay, our Chairman and CEO, along with the other members of Board for all of their support and I wish them and HCP continued success.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of December 31, 2010, the Company’s portfolio of investments, including properties owned by its Investment Management Platform, consisted of: (i) interests in 672 facilities among the following segments: 251 senior housing, 102 life science, 253 medical office, 45 post-acute/skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.  For more information, visit the Company’s website at www.hcpi.com.

SOURCE:  HCP, Inc.

HCP
Thomas M. Herzog
Executive Vice President - Chief Financial Officer
(562) 733-5309